Exhibit 4.3

YULONG ECO-MATERIALS LIMITED

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into on May 16, 2011, by and among Yulong Eco-Materials Limited (the “Company”), a Cayman Islands exempted company whose registered address is at the offices of Abacus Management Limited, Ground Floor, Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-11-4, Cayman Islands; and the Persons signatory hereto (the “Investors” and each an “Investor”).

This Agreement is made pursuant to the Ordinary Shares Subscription Agreement, dated as of the date hereof, between the Company and each Investor (the “Subscription Agreement”).

1.	DEFINITIONS. For purposes of this Agreement:

(a)          “Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include any Person who holds Shares as a nominee for such Investor, and (c) in respect of an Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.  For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of the Company.

(b)          “Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Hong Kong Special Administrative Region or the People’s Republic of China (the “PRC”).

(c)          “Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family.  Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.  The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

(d)          “Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

(e)           “Holder” shall mean any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under Section 2 hereof have been duly assigned in accordance with this Agreement.

(f)          “Ordinary Shares” shall mean the authorized share capital of the Company comprising of 100,000,000 ordinary shares having a nominal or par value of $0.001 per share.

(g)          “Qualified IPO” shall mean a public offering of the Ordinary Shares (or securities representing such Ordinary Shares) registered under the Securities Act, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, provided such public offering is equivalent to the aforementioned in terms of regulatory approval.

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(h)          The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the declaration of effectiveness of such registration statement.

(i)          “Registrable Securities” shall mean: (1) Ordinary Shares issued to the Investors under the Subscription Agreement; (2) Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the foregoing; (3) any other Ordinary Share owned or hereafter acquired by any Investor, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing.  Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(j)          The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(k)          "Person" shall mean an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

(l)          “SEC” shall mean the U.S. Securities and Exchange Commission

(m)         “Subsidiary” or “subsidiary” shall mean (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or Controlled directly or indirectly by the Company or through one (1) or more Subsidiaries of the Company, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with U.S. GAAP, or (iii) any entity with respect to which the Company has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

2.	REGISTRATION RIGHTS.

2.1          Applicability of Rights.  The Investors shall be entitled to the following rights with respect to any potential public offering of the Ordinary Shares, or securities representing such Ordinary Shares, in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2          Demand Registration.

(a)          Request by Holders.  If the Company shall receive at any time after a Qualified IPO, a written request from the Holders of at least five percent (5%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders.  The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice.  The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 2.2; provided, however, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.2, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.3, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.3(a).

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(b)          Underwriting.  If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice referred to in Section 2.2(a).  In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.  Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than 75% and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary.  Further, if, as a result of such underwriter cutback, the Holders cannot include in the underwriting all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute the demand Registration to which the Holders are entitled pursuant to this Section 2.2.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined herein.

(c)          Maximum Number of Demand Registration.  The Company shall have no obligation to effect more than one registration pursuant to this Section 2.2.

(d)          Deferral.  Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

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(e)          Expenses.  The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 2.2, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders, any fee charged by any depositary bank, transfer agent or share registrar, and any fee charged in connection with the listing of the Registrable Securities for trading on a securities exchange or inter-dealer quotation system.  Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of the demand registration pursuant to this Section 2.2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 2.2(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of the demand registration pursuant to this Section 2.2.

2.3          Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)          Underwriting.  If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

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(b)          Expenses.  The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 2.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders, any fee charged by any depositary bank, transfer agent or share registrar, and any fee charged in connection with the listing of the Registrable Securities for trading on a securities exchange or inter-dealer quotation system.  For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 2.3 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)          Not Demand Registration.  Registration pursuant to this Section 2.3 shall not be deemed to be a demand registration as described in Section 2.2 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

2.4          Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)          Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b)          Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)          Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)          Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)          Deposit Agreement.  If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 2.

(f)          Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g)          Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

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(h)          Opinions and Comfort Letter.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(i)          Listing of Registrable Securities. Prepare and file an application with the securities exchange or inter-dealer quotation system on which the Company’s Ordinary Shares (or securities representing such Ordinary Shares) are listed for trading with respect to such Registrable Securities, use its best efforts to cause such application and such Registrable Securities to become approved for listing on such securities exchange or inter-dealer quotation system prior to or contemporaneously with the effectiveness of the registration statement prepared and filed pursuant to Section 2.4(a), and maintain such listing so long as the Company’s Ordinary Shares (or securities representing such Ordinary Shares) are listed for trading.

2.5          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2 or 2.3 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

2.6          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3:

(a)         By the Company.  To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)          any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)          the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)         any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

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(b)          By Selling Shareholders.  To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 2.6(b) plus any amount under Section 2.6(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)          Notice.  Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)          Defect Eliminated in Final Prospectus.  The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)          Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 2.6; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement; and (B) no Person guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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(f)          Survival.  The obligations of the Company and Holders under this Section 2.6 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

2.7          Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)          Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)          File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c)          So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.8          Termination of the Company’s Obligations.  Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 2.2 or 2.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

2.9          No Registration Rights to Third Parties.  Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind, whether similar to the demand or “piggyback” registration rights described in this Section 2, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

2.10          Market Stand-Off” Agreement.  Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement.  The obligations of each Holder under this Section 2.10 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder.  The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution.  The Company may impose a stop-transfer restriction with respect to Registrable Securities that are that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

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2.11          Public Offering Rights (Non-U.S. Offerings).  If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of the Company, each Holder shall have the rights under Section 2.2 and 2.3 with respect to the Registrable Securities held by such Holder in connection with such offering. If such offering is for the account of any holder of Ordinary Shares or other shareholders, each Holder shall have the right to include a pro-rata number of Registrable Securities (based on the number of shares then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

2.12          Re-sale Rights.  The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel.  In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

3.	ASSIGNMENT AND AMENDMENT.

3.1          Assignment.  Notwithstanding anything herein to the contrary:

(a)          Registration Rights.  The registration rights of the Holders under Section 2 are fully assignable to any Person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 3, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 3.1(b).

(b)          Adherence Agreement.  For any transfer of Registrable Securities to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit A (“Adherence Agreement”).  Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Investor or Holder hereunder, as appropriate.  By their execution hereof, each of the parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 3.1(b).

3.2          Amendment.  Subject to Section 3.4, this Agreement may only be amended with the written consent of the Company and Holders of a majority of the Registrable Securities then outstanding.  Any amendment effected in accordance with this Section 3.2 shall be binding upon each party hereto and their respective successors; provided that Company shall promptly give written notice thereof to any party hereto that has not consented to such amendment.

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3.3          Waiver of Rights.  Subject to Section 3.4, to the extent that the any party seeks a waiver of rights from any other party, any Holder may waive any of its own rights hereunder without obtaining the consent of any other Holders.  Any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform for the benefit of such waiving party.

3.4          Limitations on Amendments and Waivers.  If an amendment or waiver affects any Holder in a manner that is different from the effect thereof on all other Holders, or imposes any material obligation or liability on an Holder beyond that already imposed on such Holder hereunder prior to such amendment or waiver, then the written consent of such Holder shall be required in order for such amendment or waiver to be effective and binding.

4.	CONFIDENTIALITY AND NON-DISCLOSURE.

4.1          Disclosure of Terms.  Each party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the Subscription Agreement, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.  Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

4.2          Permitted Disclosures.  Notwithstanding anything in the foregoing to the contrary,

(a)          the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b)          each Investor shall have the right to disclose:

(i)          any information to such Investor’s Affiliate, such Investor’s and/or its Affiliate’s legal counsel, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, shareholder, investment counsel or advisor, or employee of such Investor or Affiliate or any of their respective investors or Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)          any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the China Securities and Regulatory Commission of the PRC or the SEC (or equivalent for other venues); and/or

(iv)          any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company;

(c)          the confidentiality obligations set out in this Section 4 do not apply to:

(i)          information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 4 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

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(ii)          information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)          the disclosure of information by any director of the Company to its appointer or any of its affiliate or otherwise in accordance with the foregoing provisions of this Section 4.2.

4.3          Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 4, such party (the “Disclosing Party”) shall if and to the extent that it can lawfully do so provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

5.	MISCELLANEOUS.

5.1          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of California without regard to conflicts of law principles.

5.2          Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  Except as expressly stated otherwise, the rights of the Investors set forth in this Agreement are fully assignable to any Person who holds or is acquiring Registrable Securities from the Investors.

5.3          Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

5.4          Entire Agreement.  This Agreement, the Ordinary Shares Subscription Agreement and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

5.5          Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To the Investors:

Yulong Eco-Materials Limited Ground Floor, Elizabethan Square George Town P.O. Box 2499 Grand Cayman, KY1-11-4 Cayman Islands Attn: Executive Director	The address and fax number of each Investor set forth on the signature page of the Subscription Agreement for such Investor

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 5.5, by giving the other party written notice of the new address in the manner set forth above.

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5.6          Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

5.7          Interpretation; Titles and Subtitles.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

5.9          Severability.  Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

5.10         Pronouns.  All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

5.11         Dispute Resolution.

(a)          Negotiation Between Parties; Mediations.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant parties, then each party to the dispute that is a company shall nominate one (1) authorized officer as its representative.  The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the dispute.  If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below.  This procedure shall be a prerequisite before taking any additional action hereunder.

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(b)          Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be determined by arbitration.  The arbitration shall be held in the County of Los Angeles in the State of California, and be administered by JAMS in accordance with and pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitrator shall have the right to impose injunctive relief and entitle the parties to conduct any discovery that would be allowed such party pursuant to California’s Code of Civil Procedure, the administration of which shall be enforceable by any arbitrator or arbitrating panel selected pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures.  Judgment, if any, rendered pursuant to such arbitration may be entered in any court of competent jurisdiction.  In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. The parties shall maintain the confidential nature of the arbitration proceeding and any award issued in connection therewith, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding anything in this Agreement or in the Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (x) is expressly appealable to and subject to de novo review by a court of competent jurisdiction, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Investor or any of its Affiliates to conduct its respective business operations or to make or dispose of any other investments.

5.12          Amended and Restated Investors’ Rights Agreement to Prevail.  If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Company’s memorandum and articles of association, the terms of this Agreement shall prevail.  The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Company’s memorandum and articles of association so as to eliminate such inconsistency.

5.13          Termination.  This Agreement shall automatically terminate immediately prior to the “pricing” of a Qualified IPO, except for provisions that, by their nature, are intended to survive such termination, including Sections 2 and 4.  Notwithstanding anything contrary in this Agreement, if the Qualified IPO is not completed within ten (10) Business Days after the “pricing” of such Qualified IPO, this Agreement shall be retroactively reinstated in its entirety as if the termination thereof pursuant to the preceding sentence had never been effected.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement this 16th day of May, 2011.

COMPANY:		PURCHASER:

YULONG ECO-MATERIALS LIMITED
Name
By:	/s/ Wenyi Chen
Name:	Wenyi Chen	By:
Title:	Executive Director	Title:

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